Filed Pursuant to Rule 433 of the Securities Act of 1933
Issuer Free Writing Prospectus dated August 20, 2025
Registration Statement 333-282292

Beyond ordinary banking Follow - On Offering Investor Presentation Horizon Bancorp, Inc. (NASDAQ: HBNC) August 2025

Notice to and Undertaking by Recipients In this presentation, “we,” “our,” “us,” “Horizon,” “HBNC” or the “Company” refers to Horizon Bancorp, Inc . , and our consolidated subsidiaries, including Horizon Bank (the “Bank”), unless the context indicates that we refer only to the parent company, Horizon Bancorp, Inc . The Company has filed a shelf registration statement on Form S - 3 (Registration Statement No . 333 - 282292 ), which was filed with the U . S . Securities and Exchange Commission (the “SEC”) on September, 23 , 2024 , and declared effective by the SEC on October 2 , 2024 . A preliminary prospectus supplement and accompanying prospectus relating to the offering of common stock have been or will be filed with the SEC for the offering of common stock to which, in part, this presentation relates . Before you invest in any securities, you should read the preliminary prospectus supplement and accompanying prospectus, including the risk factors set forth therein, the registration statement and the documents incorporated by reference therein, and the other documents that the Company has filed with the SEC for more complete information about the Company and the offering . You may obtain the documents for free by visiting EDGAR on the SEC website at www . sec . gov . Alternatively, the Company, the underwriters, or any dealer participating in the offering will arrange to send you the registration statement, preliminary prospectus supplement and accompanying prospectus if you request them by contacting Keefe, Bruyette & Woods, Inc . , toll - free at (800) - 966 - 1559 or by emailing USCapitalMarkets@kbw . com and by contacting Performance Trust Capital Partners, LLC toll - free at (800) 843 - 6284 or by emailing info@performancetrust . com . Any purchase and sale of subordinated notes will be governed solely by a subordinated note purchase agreement (the “NPA”), and the information contained herein will be superseded in its entirety by such NPA . In the event that any portion of this Presentation is inconsistent with or contrary to any of the terms of the NPA, the NPA shall control . Each potential investor should review the NPA, make such investigation as it deems necessary to arrive at an independent evaluation of an investment in the subordinated notes mentioned in this Presentation and should consult its own legal counsel and financial, accounting, regulatory and tax advisors to determine the consequences of such an investment prior to making an investment decision . The subordinated notes will not be registered for public sale and will be subject to significant restrictions and limitations on resale or transfer . Only potential investors who can bear the risk of an unregistered illiquid investment should consider investment in the Securities . Potential investors in subordinated notes should carefully review and consider the risk factors placed in the virtual data room for this offering . The subordinated notes are being offered pursuant to a claim of exemption from registration in a private placement pursuant to Rule 506 (c) of Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”) . The subordinated notes are being offered only to “accredited investors” as defined in Rule 501 (a) of Regulation D, or a "qualified institutional buyer" as defined in Rule 144 A under the Securities Act ; however, neither the SEC nor any federal or state regulatory authority has made an independent determination that the offer and issuance of the subordinated notes are exempt from registration . The subordinated notes are not a bank deposit or bank account, and are not, and will not be, insured or guaranteed by the Federal Deposit Insurance Corporation or any other federal or state government agency . This presentation shall not constitute an offer to sell or the solicitation of an offer to buy securities of the Company, nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction . This presentation has been prepared by us solely for informational purposes based on our own information, as well as information from public and industry sources . Neither the SEC nor any regulatory agency has approved or disapproved of our securities or passed upon the accuracy or adequacy of this presentation . Any representation to the contrary is a criminal offense . Forward - Looking Statements This presentation contains, and future oral and written statements by us or our management may contain, forward - looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 . These forward - looking statements represent plans, estimates, objectives, goals, guidelines expectations, intentions, projections and statements of the Company’s beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based . Forward - looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” the negatives of such words or words or phases of similar meaning . The Company cautions that the forward - looking statements are based largely on the Company’s expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control and which could cause actual results to differ materially from those currently anticipated . New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence or how they will affect the Company . If one or more of the factors affecting the Company’s forward - looking information and statements proves incorrect, then the Company’s actual results, performance or achievements could differ materially from those expressed in, or implied by, forward - looking information and statements contained in this press release . Therefore, the Company cautions you not to place undue reliance on the Company’s forward - looking information and statements . Important factors that could cause actual results to differ materially from those in the forward - looking statements are set forth in the Company’s Annual Report on Form 10 - K for the year ended December 31 , 2024 and in the preliminary prospectus supplement and accompanying prospectus, in the sections entitled “Special Note Regarding Forward - Looking Statements” and “Risk Factors,” and other documents filed by the Company with the SEC from time to time . 2 Important Information

Industry Information This presentation includes statistical and other industry and market data that we obtained from government reports and other third - party sources . Our internal data, estimates and forecasts are based on information obtained from government reports, trade and business organizations and other contracts in the markets in which we operate and our management’s understanding of industry conditions . Although we believe that this information (including the industry publications and third - party research, surveys and studies) is accurate and reliable, we have not independently verified such information and no representations or warranties are made by us or our affiliates as to the accuracy of any such statements or projections . In addition, estimates, forecasts and assumptions are necessarily subject to a high degree of uncertainty and risk due to a variety of factors . Forward - looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward - looking statements in this presentation . These and other factors could cause our results to differ materially from those expressed in our estimates and believes and in the estimates prepared by independent parties . Pro Forma Financial Information The pro forma financial information included in this presentation is illustrative in nature only and does not purport to be indicative of our financial condition or results of operations following the completion of the offerings and the other transactions described in this presentation . Unaudited Financial Data Numbers contained in this presentation for the quarter ended June 30, 2025 and for other quarterly or interim monthly periods ar e unaudited. As a result, subsequent information may cause a change in certain accounting estimates and other financial information. Non - GAAP Financial Measures Certain information set forth in this presentation refers to financial measures determined by methods other than in accordance with GAAP . In each case, we have identified special circumstances that we consider to be non - recurring and have excluded them . We believe that this shows the impact of such events as acquisition related purchase accounting adjustments and swap termination fees, among others we have identified in our reconciliations . Horizon believes these non - GAAP financial measures are helpful to investors and provide a greater understanding of our business and financial results without giving effect to the purchase accounting impacts and one - time costs of acquisitions and non - recurring items . These measures are not necessarily comparable to similar measures that may be presented by other companies and should not be considered in isolation or as a substitute for the related GAAP measure . See tables and other information in the Appendix and contained elsewhere in this presentation for reconciliation of the non - GAAP information identified herein and its most comparable GAAP measures . 3 Important Information (continued)

4 Common Stock Offering Summary Horizon Bancorp, Inc. Issuer NASDAQ / HBNC Exchange / Ticker $90 million (100% Primary) Base Offering Size 15% of base deal (100% Primary) Overallotment Option General corporate purposes, which may include a potential balance sheet repositioning Use of Proceeds 90 days for the Company, directors, and certain executive officers Lock - Up Keefe, Bruyette & Woods, A Stifel Company Performance Trust Capital Partners, LLC Bookrunners August 21 st , 2025 Expected Pricing Date

5 Key Executive Management Thomas M. Prame President, Chief Executive Officer & Director John R. Stewart, CFA Chief Financial Officer CEO of HBNC since June 20 23 Prior to his current role, Mr. Prame held executive roles at First Midwest Bank (Illinois) from 2012 to 2022 and Citizens Bank (Rhode Island) from 2010 – 2012 CFO of HBNC since May 20 24 Mr. Stewart has 22 years of financial services experience spanning banking, investment management and corporate finance at regional banks, global investment banks and institutional asset management firms Lynn M. Kerber Executive Vice President & Senior Commercial Credit Officer Served in current role since January 2021 Prior to her current role, Ms. Kerber served as SVP & Senior Commercial Credit Officer of HBNC (2018 – 2020) along with EVP & CRO at Chemical Financial Corporation (2015 – 2017)

6 Franchise Overview Overview of Horizon Bancorp, Inc. Retail Banking Nasdaq: HBNC Headquarters: Michigan City, IN Bank Founded: 1873 Banking Offices: 70 Employees: 859 Dividend Yield: 3.9% (as of 8/13/25) $7.7B Total Assets $5.7B Total Deposits 11.5% CET1 Ratio 0.02% Q2 NCOs (Ann.) 1.08% Q2 ROAA $5.0B Gross Loans 14.4% Total Capital Ratio Diversified Revenue Streams Mortgage Banking Commercial Business Banking Wealth Management Attractive & Stable Midwest Markets Indianapolis Fort Wayne Lafayette Michigan City Kalamazoo Lansing Grand Rapids Detroit Big Rapids Midland South Bend Charlevoix Gary Note: Financial information provided as of, or for the three months ended June 30, 2025 (“MRQ”). (1) Defined as total deposits excluding time deposits over $250K. (2) Represents non - GAAP financial measure. Please refer to the Appendix for a reconciliation to the nearest GAAP measure. 13.2% Q2 ROATCE 59% Q2 Efficiency High Quality Deposit Franchise: 89% Core Deposits (1) 1.82% Total Deposit Cost 20% Noninterest Bearing

$1.1B $1.2B $1.3B $1.3B $1.4B $1.4B $1.5B $1.8B $1.8B $2.1B $2.7B $3.1B $4.0B $4.2B $5.2B $5.9B $7.4B $7.9B $7.9B $7.8B $7.7B 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 Q2 2025 7 History and Growth Profile Total Assets ($B) Acquired Salin Bancshares, Inc.(~$920MM Assets) Acquired Wolverine Bancorp (~$385MM Assets) & Lafayette Community Bancorp (~$170MM Assets) Acquired LaPorte Bancorp (~$530MM Assets), Farmers State Bank (~$150MM) & CNB (~$55MM) Acquired Peoples Bancorp (~$460MM Assets) Consistent Strategy Over the Last Two Decades: Complementing organic growth with strategic M&A, expanding our footprint and offerings to customers Acquired Heartland Bancshares (~$245MM Assets) Acquired SCB Bancorp (~$160MM Assets) Acquired 14 MI Branches from TCF (~$850MM of dep.) (1) John Stewart Becomes CFO Thomas Prame Becomes CEO 2025: Completed Sale of Mortgage Warehouse Division (1) Deposits acquired from former TCF National Bank (“TCF”) as part of Huntington Bancshares Incorporated’s acquisition of TCF co mpl eted in 2021.

Horizon's Franchise DNA

Highly Attractive Midwestern Markets Driving Growth

- ✓ 70+ branches in high-growth, affordable markets
- ✓ Anchored by multinational brands and college towns
- ✓ Infrastructure tailwinds fueling economic expansion

Stable, Relationship-Based Deposit Engine

- ✓ Long-tenured, low-cost granular deposit base
- ✓ Ample funding for loan growth
- ✓ Expanding commercial wallet share

Consistent, High Quality Loan Growth

- ✓ Commercial loan growth momentum (15% LQA)
- ✓ Shift from low-yielding consumer to high-return commercial relationships
- ✓ Long history of excellent credit with low charge-offs

Shareholder Focused Mindset & Lean-In Operating Culture

- ✓ Active balance sheet management to unlock operating leverage
- ✓ Simplifying the business model with a focus on core banking verticals with high ROI
- ✓ Disciplined execution driving shareholder returns

8

9 Northern Indiana Central Indiana Michigan Highly Attractive Midwestern Markets Driving Growth Source: S&P Capital IQ Pro. Deposit data as of 6/30/2024. Note: Metrics represent weighted averages based on HBNC MSA deposits. $2.4B Deposits 26 Branches 7.2% ’25 – ’30 HHI Growth 0.6% ’25 – ’30 Pop. Growth $74K Med. HHI $1.6B Deposits 18 Branches 8.1% ’25 – ’30 HHI Growth 3.4% ’25 – ’30 Pop. Growth $71K Med. HHI $1.7B Deposits 26 Branches 6.9% ’25 – ’30 HHI Growth 2.0% ’25 – ’30 Pop. Growth $68K Med. HHI

Source: S&P Capital IQ Pro. Data as of MRQ unless stated otherwise . (1) Defined as total deposits excluding time deposits over $250K. (2) Peers defined as major exchange traded banks with assets $5 billion - $10 billion. Excludes CASH, TBBK, TFIN, WABC and merger ta rgets (HMST + HONE). Stable, Relationship - Based Deposit Engine 10 72% Insured / Collateralized (12/31/24) $31K Average Account Size Noninterest bearing 20% Interest Bearing 59% Time 21% $ 5.7 B 89% Core (1) Q2 ‘25 HIGHLIGHTS & DEVELOPMENTS • Consumer and Commercial Deposits o Positive momentum in core relationships and balances o Treasury management team investments making a positive impact • Public Deposits o Focusing on primary bank relationships o Planned runoff of non - relationship, higher - cost funding Deposit Costs and Balances 0.11% 0.10% 0.11% 0.28% 0.72% 1.03% 1.35% 1.73% 1.94% 2.01% 2.05% 2.18% 1.96% 1.79% 1.82% Cost of Deposits Q2 Cost of Deposits vs Peer median of 2.11% (2) 1.82% $1.4 $1.3 $1.3 $1.3 $1.3 $1.2 $1.2 $1.1 $1.1 $1.1 $1.1 $1.1 $1.1 $1.1 $1.1 $3.7 $3.8 $3.8 $3.7 $3.6 $3.4 $3.3 $3.3 $3.4 $3.4 $3.4 $3.4 $3.4 $3.4 $3.4 $0.7 $0.7 $0.8 $0.8 $1.0 $1.1 $1.2 $1.3 $1.2 $1.1 $1.2 $1.2 $1.1 $1.2 $1.2 $5.8B $5.9B $5.8B $5.8B $5.9B $5.7B $5.7B $5.7B $5.7B $5.6B $5.6B $5.7B $5.6B $5.8B $5.7B Q4 '21 Q1 '22 Q2 '22 Q3 '22 Q4 '22 Q1 '23 Q2 '23 Q3 '23 Q4 '23 Q1 '24 Q2 '24 Q3 '24 Q4 '24 Q1 '25 Q2 '25 Noninterest Bearing Interest Bearing Time Deposits

Data as of MRQ unless stated otherwise. *Total Gross Loans Held for Investment (HFI), excludes HFS . (1) Excludes zero balance lines. Q2 ‘25 HIGHLIGHTS & DEVELOPMENTS • Commercial Real Estate & C&I loans continue to deliver strong growth in conjunction with intentional run - off in the lower - yielding Indirect Auto portfolio • Total loan growth* of $75.5MM or 1.5% linked quarter o Continuing to maintain highly diverse Residential, Consumer, C&I and CRE portfolios Total Loans* $5.0B MRQ end Consistent, High Quality Loan Growth 11 6.41% Q2 Yield on Loans $40MM Lending Limit ~$6 00K Average Commercial Loan Size (1) Current Focus on Commercial Growth

* The sum of Construction & Land Development Loans, Multifamily Property Loans, Non - Owner - Occupied Non - Farm Non - Residential Property Loans and loans to finance CRE not secured by Real Estate divided by Tier 1 Capital plus Allowance, as of March 31, 2025 ** UBPR Peer Group 3, as of March 31, 2025. *** Land Development and Spec Home Loans Q2 ’25 HIGHLIGHTS & DEVELOPMENTS • Commercial loan balances grew 14.8% LQA o Quarter - end balances up $117MM • Well - balanced geographies, product mix and industry o No segment exceeds 6.0% of total loans o CRE represents 214%* of RBC versus 239% for peers** o NOO office is 3.8% of total loans – all in Indiana and Michigan with average size of $1.4MM Data represents total loans HFI as of MRQ unless stated otherwise . MIX $3.3B MRQ end Geography $3.3B MRQ end Diversified Commercial Portfolio 12 Q2 ’24 Q3 ’24 Q4 ’24 Q1 ’25 Q2 ’25 $632 $634 $667 $686 $705 * (Non - owner occ.) (Non - owner occ.)

Q2 ‘ 25 HIGHLIGHTS & DEVELOPMENTS • Direct Consumer and Mortgage portfolios relatively flat • Indirect Auto declined $34MM from planned run - off • Home Lending portfolios composed of higher quality borrowers, significant capacity to pay and low LTV Data represents total loans HFI as of MRQ unless stated otherwise . MORTGAGE HOME EQUITY 759 773 CREDIT SCORE 34% 32% DEBT - TO - INCOME 69% 67% LOAN - TO - VALUE Mix $1.7B MRQ end Prime Consumer & Residential Lending 13 $798 $801 $803 $802 $786 $563 $565 $565 $567 $579 $382 $342 $304 $268 $234 $106 $102 $97 $92 $89 $1,849MM $1,810MM $1,769MM $1,728MM $1,687MM Q2 '24 Q3 '24 Q4 '24 Q1 '25 Q2 '25 Mortgage Home Equity Indirect Auto Direct Installment

Excellent Historical Asset Quality 14 Net Charge - Offs / Average Loans Nonperforming Assets / Assets Allowance For Credit Losses / Loans Source: S&P Capital IQ Pro. Data as of or for the six months ended June 30, 2025, unless stated otherwise. (1) Peers defined as major exchange traded banks with assets $5 billion - $10 billion. Excludes CASH, TBBK, TFIN, WABC and merger ta rgets (HMST + HONE). 0.08% 0.04% 0.05% 0.06% 0.05% 0.05% 0.02% 0.06% 0.04% 0.05% 0.13% 0.11% 0.05% 0.08% 0.06% 0.04% 0.02% 0.07% 0.08% 0.08% 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 YTD HBNC Peer Median 0.44% 0.44% 0.41% 0.47% 0.49% 0.30% 0.30% 0.27% 0.35% 0.36% 0.79% 0.65% 0.59% 0.57% 0.59% 0.40% 0.33% 0.30% 0.40% 0.44% 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 YTD HBNC Peer Median 0.69% 0.58% 0.59% 0.49% 1.47% 1.48% 1.21% 1.13% 1.06% 1.09% 0.97% 0.95% 0.90% 0.86% 1.28% 1.20% 1.15% 1.18% 1.20% 1.21% 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 YTD HBNC Peer Median

Shareholder Focused Mindset & Lean-In Operating Culture

HORIZON BANK

Why We Are Here

1st AFS Portfolio Repositioning, BOLI Surrender & Indirect Auto Runoff (2023)

- Sold ~$380MM AFS securities & surrendered ~$110MM of BOLI in Q4 '23, freeing up liquidity & driving future earnings growth
- Continued runoff of indirect auto portfolio, redeploying capital into higher-yielding assets with better credit quality

2nd AFS Portfolio Repositioning & Tax Strategy Execution (Q4 '24)

- Sold ~$330MM AFS securities, redeployed into high-return commercial loans and paid down higher-cost term deposits
- Released tax valuation allowance, unlocking $5MM in capital & reducing tax expense

Expense Base Reset (Q4 '24)

- Accelerated wind-down of legacy compensation programs
- Realized one-time expenses tied to high-ROI strategic actions

Mortgage Warehouse Divestiture (Q1 '25)

- Closed sale in January ($7MM pre-tax gain)
- No material deposit impact; liquidity used to reduce $330MM in borrowings

Sustained Operating Momentum

- 7 straight quarters of NIM expansion
- 15% LQA commercial loan growth
- Top-tier credit results
- Lean, efficient cost structure

Expected Results for

Capital Raise + Potential Balance Sheet Repositioning:

- ✓ Unlocks Peer Top Quartile Profitability
- ✓ Reduces Interest Rate Risk
- ✓ Increases Liquidity
- ✓ Accelerates Capital Generation for Future Growth
- ✓ Reduces Consumer Credit Risk

15

… And Potential Repositioning of the Balance Sheet Will Unlock Another Level of Performance 16 Data as of MRQ, unless stated otherwise. See Appendix for detailed assumptions underlying the pro forma calculations. Pro for ma information for illustrative purposes. (1) Represents non - GAAP financial measure. Please refer to the Appendix for a reconciliation to the nearest GAAP measure. 2 Years of Strategic Initiatives Have Enhanced Performance… Return on Average Assets Net FTE Interest Margin (1) 2.41% 3.23% 4.33% Q3 '23 Q2 '25 Pro Forma Q2 '25: Capital Raise + Balance Sheet Repositioning 0.82% 1.08% 1.58% Q3 '23 Q2 '25 Pro Forma Q2 '25: Capital Raise + Balance Sheet Repositioning +~ 25 bps +~50bps +~ 8 0bps +~110bps (1)

17 De - Risking Opportunity for Legacy Securities Portfolio Investment Securities Yield (FTE) (3) Available - for - sale Portfolio Mix (1) Held - to - maturity Portfolio Mix (1) 9.2 Yrs Weighted Average Life 2.80% FTE Book Yield $48MM (2) Pre - Tax Loss 8.5 Yrs Weighted Average Life 2.69% FTE Book Yield $282MM (2) Pre - Tax Loss 2.36% 2.35% 2.39% 2.39% 2.39% 2.38% 2.39% 2.49% 2.45% Q2 '23 Q3 '23 Q4 '23 Q1 '24 Q2 '24 Q3 '24 Q4 '24 Q1 '25 Q2 '25 Fed Agency 1% Muni 87% RMBS 6% Other 6% Fed Agency 15% Muni 57% RMBS 10% CMBS 4% ABS 3% Other 11% $ 280MM Amortized Cost $1. 8 B Amortized Cost (1) Based on call report data as of MRQ. (2) Data as of MRQ. (3) The Company adjusts average rates for tax - exempt securities to an FTE basis utilizing a 21% tax rate. $1.8B $1.7B $1.6B $1.5B $1.5B 6/30/2025 2025 2026 2027 2028 Projected HTM Portfolio Par Balance ~83% of the par balance remains in 2028

Potential Strategic Actions to Unlock & Reposition the Balance Sheet

HORIZON BANK

Transaction Overview

1. **We are evaluating a potential repositioning of low-yielding available-for-sale and held-to-maturity securities and the sale of certain indirect auto loans in combination with a capital raise**
2. **Additionally, we are evaluating paying down putable advances and identified public funds resulting in a more granular funding base with reduced liquidity risk / interest rate risk**
3. **HTM reclassification and securities sales would NOT be undertaken until HBNC has received the proceeds from the planned common equity offering**
4. **Expected Results:**
   - ✓ **Unlocks Peer Top Quartile Profitability**
   - ✓ **Reduces Interest Rate Risk**
   - ✓ **Increases Liquidity**
   - ✓ **Accelerates Capital Generation for Future Growth**
   - ✓ **Reduces Consumer Credit Risk**

Potential Balance Sheet Actions

Sources

Raise **~$104MM** of Common Equity

Raise ~**$100MM** of Subordinated Debt(1)

Sell **~$1.4B** in Securities(2)

After-tax Loss of ~$238MM

Sell **~$200MM** in Indirect Auto Loans

Uses

Pay down **$1.1B** of Wholesale Funding

- **~$715MM** in putable advances(3)
- **~$400MM** in identified public funds

Redeem **~$56MM** in subordinated debt

Reinvest **~$620MM** in securities

(1) Following completion of its common stock offering, the Company anticipates issuing $100 million in fixed-to-floating rate subordinated notes due 2035 in a private placement transaction with registration rights, the proceeds of which would be used in part to redeem the Company's existing subordinated debt and for other general corporate purposes.
(2) Includes $210MM (market value) of AFS and $1.2B (market value) of HTM securities with a pre-tax loss of $310MM as of 8/13/2025, tax-effected at 23%.
(3) Inclusive of estimated pre-tax prepayment penalty of $15.6MM as of 8/8/2025.

18

19 Source: S&P Capital IQ Pro. Note: See Appendix for detailed assumptions underlying the pro forma calculations. Pro forma information for illustrative pur pos es. (1) For illustrative purposes, assumes existing subordinated debt was already floating at a 9.8% pre - tax rate. (2) Represents non - GAAP financial measure. Please refer to the Appendix for a reconciliation to the nearest GAAP measure. (3) Peers defined as major exchange traded banks with assets $5 billion - $10 billion. Excludes CASH, TBBK, TFIN, WABC and merger ta rgets (HMST + HONE). Potential Repositioning of the Balance Sheet Expected to Drive Top Quartile Profitability Amongst Peers Return on Average Assets (1) Net FTE Interest Margin (1)(2) Net FTE Interest Income ($MM) (1)(2) Earnings Per Share (1) 1.08% 1.58% Q2 '25 Pro Forma Q2 '25: Capital Raise + Balance Sheet Repositioning 3.23% 4.33% Q2 '25 Pro Forma Q2 '25: Capital Raise + Balance Sheet Repositioning $57.4 $62.9 Q2 '25 Pro Forma Q2 '25: Capital Raise + Balance Sheet Repositioning $0.47 $0.50 Q2 '25 Pro Forma Q2 '25: Capital Raise + Balance Sheet Repositioning (3 Months) (3 Months) (3 Months) (3 Months) +~50bps 1.47% Peer Top Quartile (3) (2) +~110bps 3.89% Peer Top Quartile (3) + ~ $5MM (2)

20 Enhanced Profitability Drives the Ability to Generate Capital Near the Top of the Peer Group TCE / TA (1) CET1 Total RBC Source: S&P Capital IQ Pro. Note: See Appendix for detailed assumptions underlying the pro forma calculations. Pro forma information for illustrative pur pos es. (1) Represents non - GAAP financial measure. Please refer to the Appendix for a reconciliation to the nearest GAAP measure. (2) Peers defined as major exchange traded banks with assets $5 billion - $10 billion. Excludes CASH, TBBK, TFIN, WABC and merger ta rgets (HMST + HONE). 8.4% 7.4% Q2 '25 Pro Forma Q2 '25: Capital Raise + Balance Sheet Repositioning 11.5% 9.6% Q2 '25 Pro Forma Q2 '25: Capital Raise + Balance Sheet Repositioning Internal Capital Generation Return on Average Tangible Common Equity (1) 6/30/2025 Tangible Book Value Per Share (1) 8.7% 14.9% Q2 '25 Pro Forma Q2 '25: Capital Raise + Balance Sheet Repositioning 13.2% 22.0% Q2 '25 Pro Forma Q2 '25: Capital Raise + Balance Sheet Repositioning (Q2 ROATCE (1) x (1 – Q2 dividend payout ratio) HBNC will be generating capital at a rate in the ~95 th percentile amongst peers (2) (3 Months) (3 Months)

Expect Improved Risk Profile to Support Future Growth, Earnings Durability & Value Creation

HORIZON BANK

Reducing Interest Rate Exposure

- ✓ **Enhances balance sheet flexibility** by reducing exposure to long-duration assets, better positioning Horizon for future rate changes
- ✓ **Reduces liquidity risk in rates up by removing putable advances**
- ✓ **Shifts interest rate sensitivity to a more traditional profile for a commercial bank this size**

12-Month NII Volatility(1)

Existing Portfolio



(1.5%)
0.9%
0.0%
(3.3%)
(7.7%)
-200
-100
Base
+100
+200

Pro Forma
Capital Raise + Balance Sheet Repositioning



(2.8%)
(0.2%)
0.0%
0.4%
0.7%
-200
-100
Base
+100
+200

Improves Funding Quality

FHLB + Brokered Deposits to Total Liabilities



16%
3%
Q2 '25
Pro Forma Q2 '25: Capital Raise + Balance Sheet Repositioning

Enhances Liquidity

Cash + AFS Securities to Total Assets



5%
17%
Q2 '25
Pro Forma Q2 '25: Capital Raise + Balance Sheet Repositioning

Gross Loans + HTM to Total Deposits



119%
90%
Q2 '25
Pro Forma Q2 '25: Capital Raise + Balance Sheet Repositioning

Pro forma information for illustrative purposes.

(1) Illustrated based on a 6/30/2025 balance sheet. The simulation model assumes a static balance sheet over the twelve month period, and utilizes various non-maturity interest bearing deposit beta assumptions. Because of limitations inherent in any approach used to measure interest rate risk, simulation results are not intended as a forecast of the actual effect of a change in market interest rates on our results, but rather to provide insight into our current interest rate exposure.

21

The View From the Top: A New Horizon

HORIZON BANK

HBNC Expected to Have Top Tier Profitability…
(3 months ended June 30, 2025)

… With a Better Structured, More Liquid Balance Sheet Positioned for Growth

	Peers $5B - $10B[1]			HORIZON BANK		
	Bottom Quartile	Median	Top Quartile	Q2 Actual	Pro Forma	*Rank of 63*
ROAA	0.85%	1.13%	1.47%	1.08%	1.58% ☑	*8*
ROATCE[2]	10.7%	13.2%	15.8%	13.2%	22.0% ☑	*4*
Net Interest Margin	3.14%	3.53%	3.89%	3.23%	4.33% ☑	*4*
Cost of Total deposits	2.46%	2.11%	1.74%	1.82%	1.64% ☑	*14*
Loans + HTM / Deposits	99%	94%	89%	119%	90% ☑ (peer median)	*21*
FHLB + Brokered Dep. / Total Liab.	11%	8%	3%	16%	3% ☑	*13*
Cash + AFS Securities/ Total Assets	13%	17%	19%	5%	17% ☑ (peer median)	*29*
Net Non-Core Funding Ratio[3]	16%	10%	4%	24%	10% ☑ (peer median)	*34*
Liquidity Ratio[4]	10%	12%	16%	11%	19% ☑	*5*
CET1 Ratio	10.9%	12.0%	13.5%	11.5%	9.6%	*55*
Total RBC Ratio	13.7%	14.6%	15.9%	14.4%	13.6%	*46*
Internal Capital Generation Rate[5]	4.8%	9.2%	11.7%	8.7%	14.9% ☑	*4*

☑ *Indicates Peer Top Quartile*

☑ *Indicates Peer Median*

Source: S&P Capital IQ Pro.
Note: See Appendix for detailed assumptions underlying the pro forma calculations. Pro forma information for illustrative purposes. Data as of or for the MRQ.

(1) Peers defined as major exchange traded banks with assets $5 billion - $10 billion. Excludes CASH, TBBK, TFIN, WABC and merger targets (HMST + HONE).
(2) Represents non-GAAP financial measure. Please refer to the Appendix for a reconciliation to the nearest GAAP measure.
(3) Defined as sum of time deposits $250k+, wholesale borrowings, repurchase agreements and brokered deposits <=$250k less interest bearing balances and short term investments divided by the sum of net loans and leases, total securities and other real estate investment adjusted for debt securities maturing in less than 1 year.
(4) Defined as the sum of cash and balances due, total securities, total fed funds and reverse repurchase agreements and trading assets less pledged securities divided by total liabilities. For purposes of pro forma, assumes no remaining pledged securities post-restructuring.
(5) Defined as Q2 ROATCE x (1 – Q2 dividend payout ratio).

22

Why Horizon?

A High-Performing Operator in the Right Markets

Experienced, Results-Oriented Management Team
✓ Strong management team with decades of experience

Highly Attractive Midwestern Markets Driving Growth
✓ Strategically positioned in vibrant, business-rich communities

Stable, Relationship-Based Deposit Engine
✓ Tenured, granular deposits across relationship-based Consumer and Commercial clients

Consistent, High Quality Loan Growth
✓ Well-diversified Commercial portfolio & proven history of excellent credit quality

Peer Top Quartile Financial Performance
✓ Pro Forma ROA, NIM and cost of deposits in peer top quartile(1)

Shareholder Focused Mindset & Lean In Operating Culture
✓ Disciplined operating culture, focused on improving shareholder returns

Compelling Value Supported by Commitment to Dividend
✓ HBNC valuation presents compelling entry-point combined with unbroken 30+ year dividend track record

23

(1) Peers defined as major exchange traded banks with assets $5 billion - $10 billion. Excludes CASH, TBBK, TFIN, WABC and merger targets (HMST + HONE).

Appendix

Detailed Assumptions on Potential Balance Sheet Repositioning

Potential Transaction Assumptions[1]

Common Equity Capital Raise	Gross Offering Proceeds: **$104MM (inclusive of overallotment option)** Net Offering Proceeds: **$98MM**[2]
Subordinated Debt Private Placement	Gross Offering Proceeds: **$100MM** Net Offering Proceeds: **$98MM**[3]
Transfer HTM Securities to AFS	Book Value of HTM Portfolio: **$1.8B** Market Value of HTM Portfolio: **$1.5B** Unrealized After-Tax Loss: **$217MM (as of 6/30/2025)**
Securities Sale	Book Value of Securities: **$1.7B** Market Value of Securities: **$1.4B** After-Tax Loss: **$238MM (estimated execution levels as of 8/13/2025)** FTE Book Yield: **2.49% / Nominal Book Yield of 2.15%** WAL on Securities Sold: **Greater than 8 years**
Auto Loan Sale	Book Value: **$201MM** Net After-tax Loss: **$4MM** Net Pre-tax Yield: **3.96%**
Balance Sheet Repositioning	Pay Down FHLB Advances: **$700MM @ 3.59% Pre-tax Cost / After-tax Pre-Payment Penalty of $12MM** Runoff of High-Cost Public Funds: **$400MM @ 4.15% Pre-tax Cost**
	Redeem Subordinated Notes: **$56MM (floats @ 3-Mo SOFR + 549 beginning 7/1)**
	Reinvest Remaining Proceeds in New Securities: **~$618MM @ 5.25% pre-tax at a 0% risk-weighting**

Note: a tax rate of 23% has been applied to pre-tax figures to derive after-tax amounts.
(1) Actual amounts and terms may vary depending on market conditions and execution.
(2) Assumes 4.75% gross underwriting spread and $400 thousand in additional expenses.
(3) Assumes 1.50% gross underwriting spread and $400 thousand in additional expenses.

25

Illustrative Pro Forma Consolidated Balance Sheet

HORIZON BANK

		Adjustments							
$000s, except per share	As-Reported 6/30/2025	Common Equity Raise[1]	Sub. Debt Raise & Redeem	HTM Transfer to AFS	Sell Securities[2]	Auto Loan Sales	Delever FHLB + Public Funds	Reinvest Securities	Pro Forma 6/30/2025[3]
Total Assets									
Cash and cash equivalents	$ 137,917	98,184	41,600	-	1,401,218	192,411	(1,115,645)	(617,768)	$ 137,917
Investment securities, available for sale	231,999	-	-	1,535,111	(1,438,733)	-	-	617,768	946,145
Investment securities, held to maturity net of ACL	1,819,087	-	-	(1,819,087)	-	-	-	-	-
Total gross loans	4,988,576	-	-	-	-	(200,846)	-	-	4,787,730
Allowance for credit losses on loans	(54,399)	-	-	-	-	2,835	-	-	(51,564)
Net loans	4,934,177	-	-	-	-	(198,011)	-	-	4,736,166
Goodwill & Intangible assets	163,803	-	-	-	-	-	-	-	163,803
Other assets	365,068	-	159	65,314	8,628	1,288	3,598	-	444,057
Total Assets	**$ 7,652,051**	**98,184**	**41,759**	**(218,661)**	**(28,886)**	**(4,312)**	**(1,112,047)**	-	**$ 6,428,088**
Total Liabilities & Stockholders' Equity									
Total deposits	$ 5,699,756	-	-	-	-	-	(400,000)	-	$ 5,299,756
Short and long term borrowings	975,425	-	-	-	-	-	(700,000)	-	275,425
Subordinated notes	55,807	-	42,293	-	-	-	-	-	98,100
Junior sub. debentures issued to capital trusts	57,583	-	-	-	-	-	-	-	57,583
Other liabilities	72,628	-	-	-	-	-	-	-	72,628
Total Liabilities	**6,861,199**	-	**42,293**	-	-	-	**(1,100,000)**	-	**5,803,492**
Common equity	827,255	98,184	(534)	109	(238,353)	(4,312)	(12,047)	-	670,303
Accumulated other comprehensive income (loss)	(36,403)	-	-	(218,771)[4]	209,466[5]	-	-	-	(45,707)
Total Stockholders' Equity	**790,852**	**98,184**	**(534)**	**(218,661)**	**(28,886)**	**(4,312)**	**(12,047)**	-	**624,596**
Total Liabilities & Stockholders' Equity	**$ 7,652,051**	**98,184**	**41,759**	**(218,661)**	**(28,886)**	**(4,312)**	**(1,112,047)**	-	**$ 6,428,088**
Tangible Assets[3]	$ 7,488,248	98,184	41,759	(218,661)	(28,886)	(4,312)	(1,112,047)	-	$ 6,264,285
Tangible Common Stockholders' Equity[3]	627,049	98,184	(534)	(218,661)	(28,886)	(4,312)	(12,047)	-	460,793
Common Shares Outstanding (000s)	43,802	6,369	-	-	-	-	-	-	50,171
Tangible Book Value Per Common Share[3]	$ 14.32	-	-	-	-	-	-	-	$ 9.18
Consolidated Regulatory Capital									
CET1 Capital	$ 661,786	98,184	(534)	109	(238,353)	(4,312)	(12,047)	-	$ 504,834
Tier 1 Capital	719,369	98,184	(534)	109	(238,353)	(4,312)	(12,047)	-	562,417
Tier 2 Capital	112,660	-	42,293	(142)	-	(2,835)	-	-	151,976
Total Risk-Based Capital	**$ 832,029**	**98,184**	**41,759**	**(33)**	**(238,353)**	**(7,147)**	**(12,047)**	-	**$ 714,393**
Risk Weighted Assets[6]	$ 5,763,760	-	398	189,963	(501,687)	(204,664)	8,996	-	$ 5,256,766
Assets for Leverage Ratio	7,501,414	98,184	41,759	(218,661)	(28,886)	(4,312)	(1,112,047)	-	6,277,451
Tangible Common Equity to Tangible Assets[3]	**8.4%**	-	-	-	-	-	-	-	**7.4%**
Tier 1 Leverage Ratio	**9.6%**	-	-	-	-	-	-	-	**9.0%**
CET1 Capital Ratio	**11.5%**	-	-	-	-	-	-	-	**9.6%**
Total Risk-Based Capital Ratio	**14.4%**	-	-	-	-	-	-	-	**13.6%**

See prior page for detailed assumptions.

(1) Common equity raise assumes a base offering of $90 million and full exercise of the 15% overallotment option at a HBNC share price of $16.25 (HBNC closing price as of 8/13/2025).
(2) Securities sale based on estimated execution levels as of 8/13/2025. Actual amounts may vary based on market conditions and execution.
(3) Represents non-GAAP financial measure. Please refer to the Appendix for a reconciliation to the nearest GAAP measure.
(4) Includes reversal of $1.4MM after-tax gain reflected in current AOCI from a previous AFS to HTM transfer.
(5) Reflects reversal of the 6/30/2025 AOCI associated with the investment securities identified for potential sale.
(6) Deferred tax assets created in connection with the HTM transfer and repositioning carry a risk weighting of 250%.

26

Historical Double Leverage and Interest Coverage

($ in thousands)	Fiscal Year-Ended December 31,					Quarter-Ended	Quarter-Ended	PF for Capital Raises & Balance Sheet Repositioning Quarter-Ended	
	2020	2021	2022	2023	2024	2025Q1	2025Q2	2025Q2	
Debt to Equity									
Long-Term Debt	$117,916	$118,063	$118,209	$114,856	$113,215	$113,303	$113,390	$155,683	
Long-Term Debt (excl. TruPS)	58,603	58,750	58,896	55,543	55,738	55,772	55,807	98,100	
Consolidated Equity	692,216	723,209	677,375	718,812	763,582	776,061	790,852	624,596	
Debt to Equity Ratio	17.0%	16.3%	17.5%	16.0%	14.8%	14.6%	14.3%	24.9%	
Debt to Equity Ratio (excl. TruPS)	8.5%	8.1%	8.7%	7.7%	7.3%	7.2%	7.1%	15.7%	
Double Leverage									
Bank-Level Equity	$681,467	$791,101	$743,620	$763,417	$801,917	$811,683	$830,212	$706,249	
Consolidated Equity	692,216	723,209	677,375	718,812	763,582	776,061	790,852	624,596	
Double Leverage Ratio	98.4%	109.4%	109.8%	106.2%	105.0%	104.6%	105.0%	113.1%	
Interest Coverage									
Earnings:									
Income from Continuing Operations Before Taxes	**77,612**	**102,371**	**105,320**	**71,051**	**69,390**	**21,796**	**24,395**	**29,722**	
(+) Interest Expense: Existing Sub Debt & TruPS	4,024	5,297	6,258	7,022	7,907	2,119	1,899	1,070	
(+) Sub Debt Interest Attributable to $100MM Capital Raise								1,813	
(+) Interest Expense: Other Borrowings	11,858	5,141	12,448	43,682	44,930	9,188	8,171	1,906	
Earnings (Before Debt Expense)	**93,494**	**112,809**	**124,026**	**121,755**	**122,227**	**33,103**	**34,465**	**34,510**	A
(+) Interest Expense: Deposits	18,556	7,867	17,809	85,857	115,042	25,601	26,053	21,914	
Earnings (Before Total Interest Expense)	**112,050**	**120,676**	**141,835**	**207,612**	**237,269**	**58,704**	**60,518**	**56,424**	B
Interest Expense:									
(+) Interest Expense: Existing Sub Debt & TruPS	4,024	5,297	6,258	7,022	7,907	2,119	1,899	1,070	
(+) Sub Debt Interest Attributable to $100MM Capital Raise								1,813	
(+) Interest Expense: Other Borrowings	11,858	5,141	12,448	43,682	44,930	9,188	8,171	1,906	
Interest Expense, Excluding Interest on Deposits	**15,882**	**10,438**	**18,706**	**50,704**	**52,837**	**11,307**	**10,070**	**4,788**	C
(+) Interest Expense: Deposits	18,556	7,867	17,809	85,857	115,042	25,601	26,053	21,914	
Interest Expense, Including Interest on Deposits	**34,438**	**18,305**	**36,515**	**136,561**	**167,879**	**36,908**	**36,123**	**26,703**	D
Interest Coverage (excl. Deposit Interest Expense) - A / C	**5.9x**	**10.8x**	**6.6x**	**2.4x**	**2.3x**	**2.9x**	**3.4x**	**7.2x**	
Interest Coverage (inc. Deposit Interest Expense) - B / D	**3.3x**	**6.6x**	**3.9x**	**1.5x**	**1.4x**	**1.6x**	**1.7x**	**2.1x**	

(1) Long-Term Debt includes subordinated debt and trust preferred securities.
(2) Excludes nonrecurring revenue and expense.
(3) Presented as of 6/30/2025; Pro forma includes impact of balance sheet repositioning detailed on page 25.
(4) Assumes 100% of common equity and 100% of net subordinated debt proceeds (after redemption of existing subordinated debt) are downstreamed to the bank as equity.

27

Historical Financial Performance

($MM except per share data)	Year Ended December 31, 2020	2021	2022	2023	2024	Quarter Ended, 9/30/24	12/31/24	3/31/25	6/30/25
Balance Sheet:									
Total Assets	$5,887	$7,412	$7,873	$7,940	$7,801	$7,927	$7,801	$7,629	$7,652
Loans & Leases Held for Investment	$3,867	$3,659	$4,158	$4,418	$4,847	$4,804	$4,847	$4,910	$4,986
Deposits	$4,531	$5,803	$5,858	$5,665	$5,601	$5,727	$5,601	$5,766	$5,700
Loans / Deposits	85%	63%	71%	78%	87%	84%	87%	85%	87%
Tangible Common Equity[(1)]	$518	$548	$505	$550	$598	$589	$598	$611	$627
Profitability:									
Net Income	$68,499	$87,091	$93,408	$27,981	$35,429	$18,180	($10,882)	$23,943	$20,643
Return on Average Assets	1.22%	1.34%	1.24%	0.36%	0.45%	0.93%	-0.56%	1.23%	1.08%
Net Interest Margin	3.33%	3.03%	2.97%	2.54%	2.68%	2.66%	2.97%	3.04%	3.23%
Loans Yield	4.51%	4.30%	4.53%	5.79%	6.25%	6.32%	6.34%	6.24%	6.41%
Cost of Deposits	0.44%	0.15%	0.30%	1.51%	2.05%	2.18%	1.96%	1.79%	1.82%
Efficiency Ratio	54%	55%	54%	62%	64%	64%	63%	59%	57%
Noninterest Income / Total Revenue	25%	23%	19%	20%	18%	20%	16%	16%	16%
Asset Quality:									
NPAs / Total Assets	0.49%	0.30%	0.30%	0.27%	0.35%	0.32%	0.35%	0.41%	0.36%
ACL / Total Loans HFI	1.47%	1.48%	1.21%	1.13%	1.06%	1.10%	1.06%	1.07%	1.09%
Net Charge-Offs / Avg. Loans	0.05%	0.05%	0.02%	0.06%	0.04%	0.03%	0.05%	0.07%	0.02%
Capital Ratios:									
TCE Ratio[(1)]	9.1%	7.6%	6.6%	7.1%	7.8%	7.6%	7.8%	8.2%	8.4%
Leverage Ratio	10.7%	9.1%	10.0%	8.6%	8.9%	9.0%	8.9%	9.3%	9.6%
CET1 Ratio	11.3%	12.0%	11.3%	11.1%	11.1%	10.7%	11.1%	11.3%	11.5%
Tier 1 Capital Ratio	14.0%	14.7%	13.5%	12.1%	12.0%	11.6%	12.0%	12.3%	12.5%
Total Capital Ratio	14.9%	15.7%	14.4%	14.0%	13.9%	13.5%	13.9%	14.3%	14.4%
Per Share & Dividends									
Tangible Book Value Per Share[(1)]	$11.81	$12.58	$11.59	$12.60	$13.68	$13.46	$13.68	$13.96	$14.32
Earnings Per Share	$1.55	$1.98	$2.14	$0.64	$0.80	$0.41	($0.25)	$0.54	$0.47
Dividends Paid Per Share	$0.48	$0.53	$0.62	$0.64	$0.64	$0.16	$0.16	$0.16	$0.16

Note: past performance does not guarantee future results.
(1) Represents non-GAAP financial measure. Please refer to the Appendix for a reconciliation to the nearest GAAP measure.

28

Additional Detail on Our Diverse Commercial Lending Portfolio

HORIZON BANK

STRONG AND TRADITIONAL COMMERCIAL LENDING

- Multi-family represents 5.9% of loans
  - o No major metros outside Indiana and Michigan, other than Columbus, OH
  - o Zero rent regulated/stabilized originated or in portfolio
  - o $1.9MM average loan size

- Non-owner-occupied office represents 3.8% of total loans
  - o All in Indiana and Michigan
  - o $1.4MM average loan size

- Nursing Home and Assisted Living Facilities represents 1.5% of loans

COMMERCIAL LOANS BY INDUSTRY	06/30/2025 Balance	% of Commercial Portfolio	% of Total Loan Portfolio
Lessors - Residential Multi	300	9.6 %	5.9 %
Health Care, Educational Social Assist.	253	8.1 %	5.0 %
NOO- Warehouse/Industrial	241	7.7 %	4.8 %
NOO- Office (except medical)	194	6.2 %	3.8 %
Manufacturing	170	5.4 %	3.4 %
NOO- Retail	164	5.2 %	3.2 %
Lessors Student Housing	149	4.8 %	2.9 %
Individuals and Other Services	147	4.7 %	2.9 %
NOO- Motel	134	4.3 %	2.7 %
Real Estate Rental & Leasing	139	4.4 %	2.8 %
Finance & Insurance	120	3.8 %	2.4 %
Construction	111	3.5 %	2.2 %
NOO- Medical Office	102	3.3 %	2.0 %
Retail Trade	99	3.2 %	2.0 %
NOO- Mini Storage	95	3.0 %	1.9 %
Restaurants	95	3.0 %	1.9 %
Lessors - Residential 1-4	93	3.0 %	1.8 %
Nursing Home and Assisted Living Facilities	74	2.4 %	1.5 %
Transportation & Warehousing	73	2.3 %	1.4 %
Wholesale Trade	70	2.2 %	1.4 %
Government	60	1.9 %	1.2 %
Professional & Technical Services	58	1.9 %	1.1 %
Leisure and Hospitality	51	1.6 %	1.0 %
Farm Land	29	0.9 %	0.6 %
Agriculture	22	0.7 %	0.4 %
Administrative Services	19	0.6 %	0.4 %
Residential Spec Homes	18	0.6 %	0.4 %
NOO- Uncategorized NOO	17	0.5 %	0.3 %
Development Loans	13	0.4 %	0.3 %
Other	40	1.3 %	0.8 %
Total	**$ 3,137**	**100.0 %**	**63.0 %**

Data as of MRQ unless stated otherwise.

29

Earnings Per Share

Non-GAAP Reconciliation Illustrated for Balance Sheet Reposition + Capital

HORIZON BANK

	Three Months Ended 6/30/25		
	$ (MM)	Shares (MM)	Per Share
Net Income	**$20.6**	**44.0**	**$0.47**
Net of Tax Adjustments @ 23%:			
Less: Foregone Securities Interest @ 2.49% FTE Book Yield	($8.1)		
Less: Foregone Auto Loan Portfolio Interest @ 3.96% Weighted Average Net Book Yield	(1.5)		
Less: Net Impact of Subordinated Debt Raise & Redemption (1)	(0.3)		
Add: Reduction in FHLB Advances Interest Expense @ 3.59% Cost	4.8		
Add: Reduction in Public Funds Interest Expense @ 4.15% Cost	3.2		
Add: FDIC Insurance Expense Savings from Higher Run-Rate Profitability and a Smaller Asset Base	0.3		
Add: Reinvested Securities Interest @ 5.25% Yield	6.2		
Total Adjustments	**$4.5**	**6.4** (2)	
Illustrative Net Income for Balance Sheet Reposition + Capital (3)	**$25.2**	**50.4**	**$0.50**

There can be no assurance that we will complete the repositioning as planned, that the underlying assumptions will be realized or that actual results will not differ materially from these illustrations.

(1) For illustrative purposes, assumes existing subordinated debt was already floating at a 9.8% pre-tax rate.
(2) Common equity raise assumes a base offering of $90 million and full exercise of the 15% overallotment option at a HBNC share price of $16.25 (HBNC closing price as of 8/13/2025).
(3) An after-tax loss of $238MM would be recorded in the quarter of sale, which is excluded from the figures above.

30

31 Return on Average Assets Non - GAAP Reconciliation Illustrated for Balance Sheet Reposition + Capital There can be no assurance that we will complete the repositioning as planned, that the underlying assumptions will be realize d o r that actual results will not differ materially from these illustrations. (1) See page 30 for reconciliation. Dollars in millions For The Three Months Ended Illustrative Return on Average Assets for Balance Sheet Reposition + Capital 6/30/25 Illustrative Net Income for Securities Reposition + Capital (1) $25.2 A Average Assets $7,631 Add: Net Common Offering Proceeds Received 98 Add: Net Subordinated Debt Offering Proceeds Received, Net of Redemption 42 Less: Market Value Adjustment on HTM Securities Transferred to AFS (321) Less: Market Value of Securities Sold (1,401) Add: Market Value of Securities Sold 1,401 Less: Delevering of FHLB Advances (inc. pre-payment penalty) (716) Less: Delevering of Public Funds (400) Less: Auto Portfolio Sale (6) Add: Net Deferred Tax Asset / (Liability) Created 79 Adjusted Average Assets $6,407 $6,407 B Illustrative Return on Average Assets for Balance Sheet Reposition + Capital 1.58% A / B * 4

32 Return on Average Tangible Common Equity Non - GAAP Reconciliation Illustrated for Balance Sheet Reposition + Capital There can be no assurance that we will complete the repositioning as planned, that the underlying assumptions will be realize d o r that actual results will not differ materially from these illustrations. (1) See page 30 for reconciliation. Dollars in millions For The Three Months Ended Illustrative Return on Average Tangible Common Equity for Balance Sheet Reposition + Capital 6/30/25 Illustrative Net Income for Securities Reposition + Capital (1) $25.2 A Average Tangible Common Equity $625 Add: Net Common Offering Proceeds Received 98 Add: Net Impact of Subordinated Debt Redemption (1) Less: Market Value Adjustment on HTM Securities Transferred to AFS (219) Less: Incremental Loss on Sold Securities from 6/30/2025 to Current Pricing (29) Less: Pre-Payment Penalty on FHLB Advances (12) Less: Net Impact of Auto Portfolio Sale (4) Adjusted Average Tangible Common Equity $459 $459 B Illustrative Return on Average Tangible Common Equity for Balance Sheet Reposition + Capital 22.0% A / B * 4

33 Net Interest Income and Net Interest Margin Non - GAAP Reconciliation Illustrated for Balance Sheet Reposition + Capital There can be no assurance that we will complete the repositioning as planned, that the underlying assumptions will be realize d o r that actual results will not differ materially from these illustrations. (1) For illustrative purposes, assumes existing subordinated debt was already floating at a 9.8% pre - tax rate. Dollars in millions For The Three Months Ended Net FTE Interest Income 6/30/25 Net Interest Income (FTE) $57.4 Adjustments Less: Foregone Securities Interest @ 2.49% FTE Book Yield ($10.6) Less: Foregone Auto Loan Portfolio Interest @ 3.96% Weighted Average Net Book Yield (2.0) Less: Net Impact of Subordinated Debt Raise & Redemption (0.4) Add: Reduction in FHLB Advances Interest Expense @ 3.59% Cost 6.3 Add: Reduction in Public Funds Interest Expense @ 4.15% Cost 4.1 Add: Reinvested Securities Interest @ 5.25% Yield 8.1 Total Adjustments $5.5 $5.5 Adjusted Net Interest Income (FTE) $62.9 A Adjusted Average Interest Earning Assets Average interest earning assets $7,125 Adjustments Add: Net Common Offering Proceeds Received $98 Add: Net Subordinated Debt Offering Proceeds Received, Net of Redemption 42 Less: Market Value Adjustment on HTM Securities Transferred to AFS (322) Less: Market Value of Securities Sold (1,401) Add: Market Value of Securities Sold 1,401 Less: Delevering of FHLB Advances (716) Less: Delevering of Public Funds (400) Less: Auto Portfolio Sale (8) Total Adjustments ($1,306) ($1,306) Adjusted average interest earning assets $5,819 B Adjusted net interest margin (FTE) 4.33% A / B * 4 (1)

Three Months Ended June 30, 2024 September 30, 2024 December 31, 2024 March 31, 2025 June 30, 2025 $ 86,981 $ 90,888 $ 93,350 $ 89,175 $ 91,477 (A) Interest income (GAAP) Taxable - equivalent adjustment: $ 1,695 $ 1,677 $ 1,675 $ 1,646 $ 1,618 Investment securities - tax exempt (1) $ 328 $ 340 $ 395 $ 383 $ 382 Loan receivable (2) $ 89,004 $ 92,905 $ 95,420 $ 91,204 $ 93,478 (B) Interest income (non - GAAP) $ 41,702 $ 43,978 $ 40,223 $ 36,908 $ 36,12 2 (C) Interest expense (GAAP) $ 45,279 $ 46,910 $ 53,127 $ 52,267 $ 55,35 5 (D) =(A) - (C) Net interest income (GAAP) $ 47,302 $ 48,927 $ 55,197 $ 54,296 $ 57,35 6 (E) = (B) - (C) Net FTE interest income (non - GAAP) 7,212,788 7,330,263 7,396,178 7,234,724 7,125,467 (F) Average interest earning assets 2.64% 2.66% 2.97% 3.04% 3.23% (G) = (E*) / (F) Net FTE interest margin (non - GAAP) (1) The following represents municipal securities interest income for investment securities classified as available - for - sale and hel d - to - maturity (2) The following represents municipal loan interest income for loan receivables classified as held for sale and held for investm en t *Annualized Non – GAAP Reconciliation of Net Fully - Taxable Equivalent ("FTE") Interest Margin (Dollars in Thousands, Unaudited) 34 Non - GAAP Reconciliation

35 Non - GAAP Reconciliation Three Months Ended June 30, September 30, December 31, March 31, June 30, 2024 2024 2024 2025 2025 $ 726,665 $ 754,822 $ 763,582 $ 776,061 $ 790,852 (A) Total stockholders' equity (GAAP) 167,121 166,278 165,434 164,618 163,80 3 (B) Intangible assets (end of period) $ 559,544 $ 588,544 $ 598,148 $ 611,443 $ 627,0 49 (C) = (A) - (B) Total tangible common equity (non - GAAP) 7,912,527 7,927,457 7,801,146 7,628,636 7,652,0 51 (D) Total assets (GAAP) 167,121 166,278 165,434 164,618 163,80 3 (B) Intangible assets (end of period) $ 7,745,406 $ 7,761,179 $ 7,635,712 $ 7,464,018 $ 7,488,24 8 (E) = (D) - (B) Total tangible assets (non - GAAP) 7.22% 7.58% 7.83% 8.19% 8.37% (G) = (C) / (E) Tangible common equity to tangible assets (Non - GAAP) Non - GAAP Reconciliation of Tangible Common Equity to Tangible Assets (Dollars in Thousands. Unaudited)

Three Months Ended June 30, September 30, December 31, March 31, June 30, 2024 2024 2024 2025 2025 $ 726,665 $ 754,822 $ 763,582 $ 776,061 $ 790,852 (A) Total stockholders' equity (GAAP) 167,121 166,278 165,434 164,618 163,80 3 (B) Intangible assets (end of period) $ 559,544 $ 588,544 $ 598,148 $ 611,443 $ 627,0 49 (C) = (A) - (B) Total tangible common equity (non - GAAP) 43,712 43,712 43,722 43,786 43,802 (D) Common shares outstanding $ 12.80 $ 13.46 $ 13.68 $ 13.96 $ 14.32 (E) = (C) / (D) Tangible book value per common share (non - GAAP) Non - GAAP Reconciliation of Tangible Book Value Per Share (Dollars in Thousands. Unaudited) 36 Non - GAAP Reconciliation

37 Non - GAAP Reconciliation Non - GAAP Reconciliation of Return on Average Tangible Common Equity (Dollars in Thousands. Unaudited) Three Months Ended June 30, September 30, December 31, March 31, June 30, 2024 2024 2024 2025 2025 $ 14,140 $ 18,180 $ (10,882) $ 23,941 $ 20,644 (A) Net income (loss) (GAAP) $ 726,332 $ 738,372 $ 755,340 $ 780,269 $ 789,535 (B) Average stockholders' equity 167,659 166,819 165,973 165,138 164,320 (C) Average intangible assets $ 558,673 $ 571,553 $ 589,367 $ 615,131 $ 625,215 (D) = (B) – (C) Average tangible equity (Non - GAAP) 10.18% 12.65% (7.35)% 15.48% 13.24% (E) = ( A* ) / (D) Return on average tangible common equity ("ROACE") (non - GAAP) * Annualized

Thank you John R. Stewart, CFA ® Executive Vice President & Chief Financial Officer 515 Franklin Street, Michigan City, IN 46360 219 - 814 - 5833 Investor.HorizonBank.com